EXHIBIT 99.1

GRANT PARK WEEKLY PERFORMANCE STATISTICS * 06/02/06
	Weekly ROR	MTD ROR	YTD ROR
Class A Units	-0.45%	-0.81%	12.13%
Class B Units	-0.46%	-0.82%	11.73%
* Subject to independent verification

COMMENTARY FOR THE WEEK ENDED JUNE 2, 2006

The Grant Park Futures Fund experienced trading losses over the previous week. Positions in the metals, soft/agricultural commodities and stock indices accounted for the majority of setbacks. Gains came mostly from positions in the currency sector.

Long positions in the base metals lost ground as prices in the sector fell during the week. Copper on the London Metals Exchange was 4.6% lower for the week as analysts suggested that investors had liquidated some long positions ahead of an auction that China’s State Reserve Bureau plans to hold this week. Speculation that the sale could involve as much as 100,000 tons of copper pushed prices lower as investors became worried that the sale could result in an oversupply of the red metal. LME nickel prices sank 6.5% for the week on news that a labor stoppage at Inco’s U.S. operation had been avoided. Long positions in the aluminum market reported losses as prices fell on the news that workers at Alco had agreed to a new contract, also averting a possible strike action. Long positions in the precious metals also sustained losses. August gold closed $16.40 lower at $641.00 per ounce while the July silver contract settled at $12.085, 64.5 cents lower for the week.

Short positions in the soft/agricultural commodity sector reported losses as prices for cotton and coffee concluded the week at higher levels. The July cotton contract settled 1.98 cents higher as analysts said that forecasts for dry conditions and above normal temperatures across growing regions in Texas helped to push prices higher. News that export sales data was higher than expected (307,000 bales compared to expectations between 150,000 and 300,000) also sent prices higher. Short positions in coffee went unrewarded as the July contract added 3.15 cents during the week, settling at $1.0125 per pound on what analysts described as technical driven buying by investors seeking to cover short positions.

Short positions in the domestic equity markets resulted in losses for Grant Park. The NASDAQ-100 index closed 4.75 points higher for the week following Friday’s announcement that the U.S. economy created just 75,000 new jobs during the month of May, less than half of economists’ estimates. Analysts suggested that the weaker-than-expected payroll increase pushed stocks higher as investors reasoned that the data, which could be the sign of a slowing economy, might convince the U.S. Federal Reserve Board to take a pause in its current interest rate tightening schedule.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS
THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE, OFFERING BY PROSPECTUS ONLY

555 West Jackson Blvd, Suite 600
Chicago, IL 60661
(312) 756-4450 • (800) 217-7955 • FAX (312) 756-4452
Performance Hotline: (866) 516-1574
 website: www.dearborncapital.com
e-mail: funds@dearborncapital.com

Lastly, long positions in the currency markets gained ground as the U.S. dollar fell relative to its major trading partners. The news regarding the U.S. employment situation sent the dollar lower as the possibility of a pause in the Fed’s tightening cycle sent investors looking to purchase currencies with the potential for greater interest rate yields. The British pound, euro, Swiss franc and Japanese yen rallied on the buying, benefiting long positions in each of those currencies. The greenback had already weakened early in the week after President Bush named Goldman Sachs chief Hank Paulson the new U.S. Treasury Secretary, replacing John Snow. Analysts suggested that Mr. Paulson’s close links with China might better equip him to convince Beijing to allow a faster appreciation of the renminbi relative to the U.S. dollar.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS
THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE, OFFERING BY PROSPECTUS ONLY

555 West Jackson Blvd, Suite 600
Chicago, IL 60661
(312) 756-4450 • (800) 217-7955 • FAX (312) 756-4452
Performance Hotline: (866) 516-1574
 website: www.dearborncapital.com
e-mail: funds@dearborncapital.com